KPMG

KPMG LLP
Chartered Accountants
Box 10426 777 Dunsmuir Street                           Telephone (604) 691-3000
Vancouver BC  V7Y 1K3                                   Telefax (604) 691-3031
Canada                                                  www.kpmg.ca



The Board of Directors
Silverado Gold Mines Ltd.



We consent to the use of our report dated March 14, 2001, with respect to the consolidated balance sheets of Silverado Gold Mines Ltd. as of November 30, 2000 and 1999, and the consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three year period ended November 30, 2000, incorporated by reference in this Registration Statement on Form S-8 and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 14, 2001 includes comments by auditors for U.S. readers on Canada-U.S. reporting differences which contains an explanatory paragraph that states that the Company is affected by conditions and events that cast substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ "KPMG LLP"

Chartered Accountants

Vancouver, Canada

January 28, 2002